SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K/A
                                 AMENDING THE
                          CURRENT REPORT OF FORM 8-K
                         FILED ON SEPTEMBER 18, 1998

                       Pursuant to Section 13 or 15(d)
                      of Securities Exchange Act of 1934

              DATE OF EARLIEST EVENT REPORTED: SEPTEMBER 4, 1998

                                PENTACON, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                001-13931               76-0531585
    (State or other       (Commission File No.)      (I.R.S. Employer
    jurisdiction of                                 Identification No.)
     incorporation)

                       10375 RICHMOND AVENUE, SUITE 700
                             HOUSTON, TEXAS 77042
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 860-1000

Item 7.  Financial Statements and Exhibits

(a)   Financial Statements of Business Acquired

      This Form 8-K/A is being filed to include in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 18, 1998 the financial statements and pro forma financial information required by Item 7.

      The required financial statements of the businesses acquired by the Registrant are included as exhibits to this Form 8-K/A.

(b)    Pro Forma Financial Information

      The required pro forma financial information of the Registrant is included as an exhibit to this Form 8-K/A.

(c)    Exhibits

                                                                PAGE
Pentacon, Inc. Pro Forma
     Introduction to Unaudited Pro Forma Financial Statements    F-1
     Pro Forma Combined Balance Sheet-Unaudited.............     F-3
     Pro Forma Combined Statements of Operations-Unaudited
          Nine Months Ended June 30, 1998...................     F-4
          Twelve Months Ended September 30, 1997............     F-5
     Notes to Unaudited Pro Forma Financial Statements......     F-6

ASI Aerospace Group, Inc. and Subsidiary
     Independent Auditor's Report...........................     F-8
     Consolidated Balance Sheets............................     F-9
     Consolidated Statements of Operations..................     F-10
     Consolidated Statement of Stockholders' Equity.........     F-12
     Consolidated Statements of Cash Flows..................     F-13
     Notes to Consolidated Financial Statements.............     F-15

23.1 Consent of McGladrey & Pullen, LLP

                           PENTACON, INC. AND SUBSIDIARIES
               INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      Pentacon, Inc. ("Pentacon" or the "Company") was incorporated in March 1997. On March 10, 1998, Pentacon and separate wholly-owned subsidiaries acquired in separate transactions (the "Acquisitions"), simultaneously with the closing of its initial public offering (the "Offering") of its common stock (the "Common Stock"), five businesses: Alatec Products, Inc. (Alatec), AXS Solutions, Inc. (AXS), Capitol Bolt & Supply, Inc. (Capitol), Maumee Industries, Inc. (Maumee), and Sales Systems Limited (SSL), collectively referred to as the "Founding Companies." The consideration for the Acquisitions of the Founding Companies consisted of a combination of cash and Common Stock. Because (i) the stockholders of the Founding Companies owned a majority of the outstanding shares of Common Stock following the Offering and the Acquisitions, and (ii) the stockholders of Alatec received the greatest number of shares of Common Stock among the stockholders of the Founding Companies, for financial statement presentation purposes, Alatec has been identified as the accounting acquiror. The Acquisitions of the remaining Founding Companies have been accounted for using the purchase method of accounting. Therefore, Alatec's historical financial statements as of September 30, 1997 and for all periods prior to March 10, 1998 are presented as the historical financial statements of the registrant. Unless the context otherwise requires, all references herein to the Company include Pentacon and the Founding Companies.

      The pro forma combined financial statements should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto, the Financial Statements of Pentacon, Alatec, AXS, Maumee and SSL and related notes thereto, and management's discussion and analysis of financial condition and results of operations related thereto, all of which are included in the Company's Registration Statement on Form S-1 (No. 333-41383), as amended (the "Registration Statement"), filed with the United States Securities and Exchange Commission in connection with the Offering.

      In May 1998, the Company acquired Pace Products, Inc. ("Pace"), a distributor of fasteners and other small parts which also provides inventory procurement and management services primarily to the telecommunications industry. In June 1998, the Company acquired D-Bolt Company Inc. ("D-Bolt"), a distributor of fasteners and other small parts primarily to the fabrication, construction and mining industries. In July 1998 the Company acquired Texas International Aviation, Inc. ("TIA"), a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. In September 1998 the Company acquired ASI Aerospace Group, Inc. ("ASI"), a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. The allocations of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

      The following unaudited pro forma financial statements of Pentacon, Inc. and Subsidiaries give effect to: (i) the Acquisitions of the Founding Companies and (ii) the acquisitions of Pace, D-Bolt, TIA and ASI for the periods prior to the consummation of the acquisitions.

      The pro forma combined balance sheet-unaudited is based upon:

            (i) the unaudited consolidated balance sheet of Pentacon, Inc. as of June 30, 1998; and

            (ii) the unaudited consolidated balance sheets of TIA and ASI as if the acquisitions occurred on June 30, 1998.

      The pro forma combined statement of operations-unaudited for the nine months ended June 30, 1998 is based upon:

            (i) the unaudited historical consolidated statement of operations of Pentacon, Inc. for the nine months ended June 30, 1998;

            (ii) the unaudited historical consolidated statements of operations of AXS, Capitol, Maumee, SSL and Pentacon for the period October 1, 1997 through March 10, 1998 (the date of the Acquisitions);

            (iii) the unaudited consolidated statements of operations of TIA and
                  ASI for the nine months ended June 30, 1998; and

            (iv) the unaudited statements of operations of Pace and D-Bolt include results of operations from October 1, 1997 through the respective acquisition date.

      The pro forma combined statement of operations-unaudited for the twelve months ended September 30, 1997 is based upon:

            (i) the unaudited statements of operations of the Founding Companies for the twelve months ended September 30, 1997;

            (ii) the unaudited statements of operations of Pace and D-Bolt for the twelve months ended September 30, 1997;

            (iii) the unaudited consolidated statement of operations of TIA for the year ended December 31, 1997; and

            (iv) the audited consolidated statement of operations of ASI for the year ended December 31, 1997.

      The pro forma financial statements have been prepared based upon certain assumptions and include all adjustments as detailed in the Notes to Unaudited Pro Forma Financial Statements. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if the transactions had occurred on those dates or to project the Company's financial position or results of operations for any future period.

                         PENTACON, INC. AND SUBSIDIARIES
                  PRO FORMA COMBINED BALANCE SHEET - UNAUDITED
                                  JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                              TEXAS            ASI
                                                         HISTORICAL       INTERNATIONAL     AEROSPACE     PRO FORMA        PRO FORMA
                         ASSETS                         PENTACON, INC.    AVIATION, INC.    GROUP, INC.  ADJUSTMENTS        COMBINED
                                                        --------------    --------------    ---------    -----------        --------
                                                                                                        (Note 2)
Cash and cash equivalents ..........................    $        1,080    $           20    $     176    $      --          $  1,276
Accounts receivable ................................            25,124             4,627       10,210           --            39,961
Inventories ........................................            50,447            20,861       29,970           --           101,278
Deferred income taxes ..............................             2,194                15        1,256            987 (A)       4,452
Other current assets ...............................               248                25          344           --               617
                                                        --------------    --------------    ---------    -----------        --------
     Total current assets ..........................            79,093            25,548       41,956            987         147,584

Property, plant and equipment, net of accumulated
     depreciation...................................             5,636               270        1,151           (794)(A)       6,263
Goodwill, net of accumulated amortization ..........            66,407              --          4,519         66,280 (B)     137,206
Deferred income taxes ..............................               943              --           --              325 (A)       1,268
Other assets .......................................             1,043               575          119           (575)(C)       1,162
                                                        --------------    --------------    ---------    -----------        --------
     Total assets ..................................    $      153,122    $       26,393    $  47,745    $    66,223        $293,483
                                                        ==============    ==============    =========    ===========        ========
        LIABILITIES & STOCKHOLDERS' EQUITY

Accounts payable ...................................    $       17,433    $        5,215        8,499    $      --          $ 31,147
Accrued expenses and other current liabilities .....             5,064               324        1,272          5,450 (A)      12,110
Income taxes payable ...............................               590                93           79           --               762
Current maturities of long-term debt and capital
     lease obligations .............................               401            13,876       21,139        (35,015)(D)         401
                                                        --------------    --------------    ---------    -----------        --------
     Total current liabilities .....................            23,488            19,508       30,989        (29,565)         44,420

Long-term debt and capital lease obligations,
     less current maturities .......................            23,642               173        4,269        108,641 (D)     136,725
                                                        --------------    --------------    ---------    -----------        --------
     Total liabilities .............................            47,130            19,681       35,258         79,076         181,145

Redeemable preferred stock .........................              --                --          1,800         (1,800)(E)        --

Common stock .......................................               161                 7         --               (1)(E)         167
Paid-in capital ....................................            94,032             2,516        2,887            937 (E)     100,372
Retained earnings ..................................            11,799             4,189        7,800        (11,989)(A)      11,799
                                                        --------------    --------------    ---------    -----------        --------
     Total stockholders' equity ....................           105,992             6,712       10,687        (11,053)        112,338
                                                        --------------    --------------    ---------    -----------        --------
     Total liabilities and stockholders' equity ....    $      153,122    $       26,393    $  47,745    $    66,223        $293,483
                                                        ==============    ==============    =========    ===========        ========

See accompanying notes.

                                    PENTACON, INC.
                PRO FORMA COMBINED STATEMENT OF OPERATIONS - UNAUDITED
                           NINE MONTHS ENDED JUNE 30, 1998
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  OCTOBER 1, 1997 TO MARCH 10, 1998
                                 HISTORICAL        -------------------------------------------------------------
                                PENTACON, INC.     PENTACON, INC.       AXS      CAPITOL      MAUMEE        SSL       TIA
                                --------------     --------------     -------    -------     --------     ------    --------

Revenues ...................    $       80,786     $         --       $13,521    $ 5,346     $ 20,061     $7,053    $ 21,885
Cost of Sales ..............            51,322               --         9,002      3,652       14,316      4,625      15,701
                                --------------     --------------     -------    -------     --------     ------    --------
  Gross profit .............            29,464               --         4,519      1,694        5,745      2,428       6,184

Operating expenses .........            23,547              4,900       3,149      1,636        3,868      2,204       3,572
Goodwill amortization ......               489               --            53       --           --         --          --
                                --------------     --------------     -------    -------     --------     ------    --------
  Operating income .........             5,428             (4,900)      1,317         58        1,877        224       2,612

Other (income)/expense .....               (67)              --            33        (25)         (13)      --           (45)
Interest expense ...........               976               --            53         13          349         46         739
                                --------------     --------------     -------    -------     --------     ------    --------

    Income before taxes ....             4,519             (4,900)      1,231         70        1,541        178       1,918
Income taxes ...............             2,344                (95)          1         55          639       --           742
                                --------------     --------------     -------    -------     --------     ------    --------

    Net income .............    $        2,175     $       (4,805)    $ 1,230    $    15     $    902     $  178    $  1,176
                                ==============     ==============     =======    =======     ========     ======    ========
                                               OTHER            MERGER          PRO FORMA       OFFERING             AS
                                   ASI      ACQUISITIONS     ADJUSTMENTS         COMBINED     ADJUSTMENTS         ADJUSTED
                                 -------    ------------     -----------        ---------     -----------        ---------
                                                            (Note 3)                          (Note 3)
Revenues ...................     $52,183    $      9,643     $      --          $ 210,478     $      --          $ 210,478
Cost of Sales ..............      35,696           6,134            --            140,448            --            140,448
                                 -------    ------------     -----------        ---------     -----------        ---------
  Gross profit .............      16,487           3,509            --             70,030            --             70,030

Operating expenses .........       7,785           2,365          (2,137)(A)       50,889          (6,480)(E)       44,409
Goodwill amortization ......         269            --             1,740(B)         2,551            --              2,551
                                 -------    ------------     -----------        ---------     -----------        ---------
  Operating income .........       8,433           1,144             397           16,590           6,480           23,070

Other (income)/expense .....           1              (3)           --               (119)           --               (119)
Interest expense ...........       1,535               1           6,856(C)        10,568          (2,833)(C)        7,735
                                 -------    ------------     -----------        ---------     -----------        ---------

  Income before taxes ......       6,897           1,146          (6,459)           6,141           9,313           15,454
Income taxes ...............       2,910              79          (3,110)(D)        3,565           3,818(D)         7,383
                                 -------    ------------     -----------        ---------     -----------        ---------

    Net income .............     $ 3,987    $      1,067     $    (3,349)       $   2,576     $     5,495        $   8,071
                                 =======    ============     ===========        =========     ===========        =========

Diluted net income per share                                                                                     $    0.48
                                                                                                                 =========

Shares used in computing diluted net income per share (Note 3-F)                                                    16,772
                                                                                                                 =========

See accompanying notes.

                                   PENTACON, INC.
                PRO FORMA COMBINED STATEMENT OF OPERATIONS - UNAUDITED
                        TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                         TIA
                                  HISTORICAL                                                                          YEAR ENDED
                                PENTACON, INC.     PENTACON, INC.       AXS      CAPITOL      MAUMEE       SSL       DEC. 31, 1997
                                --------------     --------------     -------    -------     --------    ------     --------------
Revenues ...................    $       53,755     $         --       $30,569    $11,537     $ 34,545    $15,712    $       21,976
Cost of Sales ..............            32,084               --        20,883      8,023       25,080    10,589             16,274
                                --------------     --------------     -------    -------     --------    ------     --------------
   Gross profit ............            21,671               --         9,686      3,514        9,465     5,123              5,702

Operating expenses .........            15,145                 18       6,796      3,250        8,139     4,658              4,304
Goodwill amortization ......              --                 --            80       --           --        --                 --
                                --------------     --------------     -------    -------     --------    ------     --------------
     Operating income ......             6,526                (18)      2,810        264        1,326       465              1,398

Other (income)/expense .....               (41)              --           103        (41)          19       (18)               (75)
Interest expense ...........             1,245               --           278         37          749       123                664
                                --------------     --------------     -------    -------     --------    ------     --------------

    Income before taxes ....             5,322                (18)      2,429        268          558       360                809
Income taxes ...............             2,176               --          --           87          232      --                  368
                                --------------     --------------     -------    -------     --------    ------     --------------

    Net income .............    $        3,146     $          (18)    $ 2,429    $   181     $    326    $  360     $          441
                                ==============     ==============     =======    =======     ========    ======     ==============

                                       ASI
                                   YEAR ENDED         OTHER           MERGER             PRO FORMA     OFFERING               AS
                                  DEC. 31, 1997    ACQUISITIONS     ADJUSTMENTS          COMBINED     ADJUSTMENTS          ADJUSTED
                                 --------------    ------------     -----------        -----------    -----------        -----------
                                                                      (Note 3)                                             (Note 3)
Revenues ...................     $       53,552    $     14,268     $      --          $   235,914    $      --          $   235,914
Cost of Sales ..............             37,480           9,166            --              159,579           --              159,579
                                 --------------    ------------     -----------        -----------    -----------        -----------
   Gross profit ............             16,072           5,102            --               76,335           --               76,335

Operating expenses .........              8,103           3,959          (3,434)(A)         50,938           --               50,938
Goodwill amortization ......                192            --             3,130(B)           3,402           --                3,402
                                 --------------    ------------     -----------        -----------    -----------        -----------
     Operating income ......              7,777           1,143             304             21,995           --               21,995

Other (income)/expense .....                 99              (7)           --                   39           --                   39
Interest expense ...........              1,389             333           8,265(C)          13,083         (3,807)(C)          9,276
                                 --------------    ------------     -----------        -----------    -----------        -----------

    Income before taxes ....              6,289             817          (7,961)             8,873          3,807             12,680
Income taxes ...............              2,181             244            (255)(D)          5,033          1,561 (D)          6,594
                                 --------------    ------------     -----------        -----------    -----------        -----------

    Net income .............     $        4,108    $        573     $    (7,706)       $     3,840    $     2,246        $     6,086
                                 ==============    ============     ===========        ===========    ===========        ===========

Diluted net income per share                                                                                             $      0.36
                                                                                                                         ===========

Shares used in computing diluted net income per share (Note 3-F)                                                              16,686
                                                                                                                         ===========

See accompanying notes.

                         PENTACON, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      In May 1998 the Company acquired Pace, a distributor of fasteners and other small parts which also provides inventory procurement and management services primarily to the telecommunications industry. In June 1998 the Company acquired D-Bolt, a distributor of fasteners and other small parts primarily to the fabrication, construction and mining industries. In July 1998 the Company acquired TIA, a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. In September 1998 the Company acquired ASI, a distributor of fasteners and other small parts which provides inventory procurement and management services primarily to the aerospace industry. The allocations of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

1.     HISTORICAL FINANCIAL STATEMENTS

      The historical financial statements represent the financial position and results of operations of Pentacon and the Founding Companies and were derived from their respective financial statements. The Company has a fiscal year-end of September 30. The Founding Companies have been presented for the twelve months ended September 30, 1997, except for Capitol, which has been presented for the twelve months ended August 31, 1997. The historical financial statements of TIA and ASI are presented for the twelve months ended December 31, 1997. The historical financial statements of the other acquisitions are presented for the twelve months ended September 30, 1997.

2.     UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

      The pro forma adjustments include:

      (A) Records the fair value of assets and liabilities acquired and the related tax effect.

      (B)   Records the goodwill associated with the acquisitions.

      (C)   Records the estimated direct costs of the acquisitions.

      (D) Reflects the repayment of debt and the disbursement of approximately $10.6 and $64.0 million in cash for TIA and ASI, respectively.

      (E) Reflects the issuance of 566,858 shares of Common Stock for TIA, the elimination of historical common stock and paid-in capital of ASI and TIA and the elimination of ASI redeemable preferred stock.

3.     UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

      Nine months ended June 30, 1998 and twelve months ended September 30, 1997:

      (A) Adjusts salaries, bonuses, benefits, and lease expense amounts to reflect those established in contractual agreements between the Company and certain owners and key employees of the Founding Companies and the subsequently acquired companies.

      (B) Records pro forma goodwill amortization using a 40-year estimated life.

      (C) Reflects the increase or (decrease) in interest expense attributed to obligations incurred to make acquisitions or retired with proceeds from the Offering.

      (D) Adjusts the provision for federal and state income taxes to the effective tax rate for the Company.

      (E) Reflects the elimination of the non-recurring, non-cash compensation charge of $4.7 million recorded by Pentacon, Inc. during the three months ended December 31, 1997 related to Common Stock issued to management of the Company. Contemporaneously with the Offering, a non-cash, non-recurring charge of approximately $1.8 million was recorded to reflect compensation related to the revaluation of 225,000 of the 450,000 shares of Common Stock issued to management in November 1997.

      (F) Includes (i) 2,830,000 shares issued by Pentacon, Inc. prior to the Offering (including 535,000 shares issued to management and directors), (ii) 6,720,000 shares issued to the stockholders of the Founding Companies in connection with the Acquisitions, (iii) 5,980,000 shares issued in connection with the Offering (including the over-allotment), (iv) the effect of the 50,000 warrants outstanding with an assumed exercise price of $6.00 per share using the treasury stock method, (v) 1,134,010 shares issued in connection with the acquisitions of Pace, D-Bolt and TIA and (vi) the dilutive effect of stock options in the nine months ended June 30, 1998.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
ASI Aerospace Group, Inc.
San Diego, California

We have audited the accompanying consolidated balance sheets of ASI Aerospace Group, Inc. and subsidiary as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASI Aerospace Group, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                         McGladrey & Pullen, LLP

San Diego, California
February 20, 1998, except for Note 13
  as to which the date is August 14, 1998

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,            JUNE 30,
                                                    --------------------------       1998
ASSETS (NOTES 6 AND 7)                                 1996           1997        (UNAUDITED)
                                                    -----------    -----------    -----------
Current Assets
  Cash .........................................    $    13,418    $    12,882    $   176,249
  Trade receivables, net of allowance
    for doubtful accounts of 1996 $78,000;
    1997 $54,000; 1998 $59,000 (Note 2) ........      3,443,912      7,644,842     10,210,006
Inventory ......................................     11,570,026     25,649,166     29,969,641
Prepaid expenses and other .....................         45,905        233,009        344,132
Deferred tax assets (Note 12) ..................        349,300      1,256,000      1,256,000
                                                    -----------    -----------    -----------
         TOTAL CURRENT ASSETS ..................     15,422,561     34,795,899     41,956,028
                                                    -----------    -----------    -----------
Property, Equipment and Leasehold
  Improvements, net (Note 4) ...................        572,048      1,087,752      1,151,600
                                                    -----------    -----------    -----------
Intangibles and Other Assets (Note 5) ..........      1,764,287      4,899,430      4,637,356
                                                    -----------    -----------    -----------
                                                    $17,758,896    $40,783,081    $47,744,984
                                                    ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Checks outstanding in excess of bank balances.    $   159,222    $   580,982    $      --
  Note payable, bank (Note 6) ..................           --       13,312,073     17,592,302
  Current maturities of long-term debt (Note 7):
    Related parties ............................      2,286,697      2,286,697      2,286,697
    Other ......................................        835,044      1,084,812      1,259,738
  Accounts payable, trade ......................      4,473,462      7,331,940      8,499,131
  Accrued expenses and other (Note 7) ..........        561,910      1,035,726      1,272,583
  Income taxes payable .........................         11,500        683,000         78,768
                                                    -----------    -----------    -----------
         TOTAL CURRENT LIABILITIES .............      8,327,835     26,315,230     30,989,219
                                                    -----------    -----------    -----------
Long-Term Debt
  Note payable, bank (Note 6) ..................      3,725,000           --             --
  Long-term debt, less current maturities
    (Note 7) ...................................      1,984,415      4,800,233      4,269,151
                                                    -----------    -----------    -----------
                                                      5,709,415      4,800,233      4,269,151
                                                    -----------    -----------    -----------
Commitments (Notes 3, 8, 10 and 11)

Redeemable Preferred Stock,
  redemption value $1,000 per share (Note 10) ..      1,800,000      1,800,000      1,800,000
                                                    -----------    -----------    -----------
Stockholders' Equity (Note 6)
  Common stock, $.01 par value; authorized 1,000
    shares; issued and outstanding 113
    shares .....................................              1              1              1
  Additional paid-in capital ...................        833,975      2,886,975      2,886,975
  Retained earnings ............................      1,087,670      4,980,642      7,799,638
                                                    -----------    -----------    -----------
                                                      1,921,646      7,867,618     10,686,614
                                                    -----------    -----------    -----------
                                                    $17,758,896    $40,783,081    $47,744,984
                                                    ===========    ===========    ===========

See Notes to Consolidated Financial Statements.

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEARS ENDED DECEMBER 31,
                                              ------------------------------------------
                                                  1995            1996           1997
                                              -----------     -----------    -----------
Net sales (Note 2) .......................    $ 8,525,062     $24,587,196    $53,551,932
Cost of goods sold .......................      7,167,319      17,663,851     37,479,851
                                              -----------     -----------    -----------
         GROSS PROFIT ....................      1,357,743       6,923,345     16,072,081

General and administrative expenses ......      1,646,829       4,483,990      8,294,754
                                              -----------     -----------    -----------
         OPERATING INCOME (LOSS) .........       (289,086)      2,439,355      7,777,327
                                              -----------     -----------    -----------
Nonoperating (income) expense:
  Interest expense (Note 7) ..............        189,231         700,223      1,388,836
  Other (income) expense (Note 3) ........        (30,135)         82,998         98,519
                                              -----------     -----------    -----------
                                                  159,096         783,221      1,487,355
                                              -----------     -----------    -----------

         INCOME (LOSS) BEFORE TAXES ......       (448,182)      1,656,134      6,289,972
Provision for income taxes (Note 12) .....          1,600          49,700      2,181,000
                                              -----------     -----------    -----------
         NET INCOME (LOSS) ...............    $  (449,782)    $ 1,606,434    $ 4,108,972
                                              ===========     ===========    ===========

Basic and diluted income (loss) per share     $    (4,223)    $    14,216    $    34,451
                                              ===========     ===========    ===========
Weighted average common shares outstanding          106.5             113            113
                                              ===========     ===========    ===========

See Notes to Consolidated Financial Statements.

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

                                                      SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                          1997         1998
                                                      (Unaudited)    (Unaudited)
                                                     -----------     -----------
Net sales (Note 2) .............................     $21,935,091     $36,458,662
Cost of goods sold .............................      15,567,862      24,969,097
                                                     -----------     -----------
         GROSS PROFIT ..........................       6,367,229      11,489,565

General and administrative expenses ............       3,277,871       5,316,138
                                                     -----------     -----------
         OPERATING INCOME ......................       3,089,358       6,173,427
                                                     -----------     -----------
Nonoperating expense:
  Interest expense (Note 7) ....................         492,448       1,041,431
  Other expense ................................           3,768            --
                                                     -----------     -----------
                                                         496,216       1,041,431
                                                     -----------     -----------

         INCOME BEFORE INCOME TAXES ............       2,593,142       5,131,996
Provision for income taxes (Note 12) ...........         964,000       2,097,000
                                                     -----------     -----------
         NET INCOME ............................     $ 1,629,142     $ 3,034,996
                                                     ===========     ===========

Basic and diluted income per share .............     $    13,461     $    25,903
                                                     ===========     ===========
Weighted average common shares outstanding .....             113             113
                                                     ===========     ===========

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                         COMMON STOCK
                                    $.01 PAR VALUE, 1,000
                                       SHARES AUTHORIZED
                                     ----------------------                   RETAINED
                                      ISSUED AND              ADDITIONAL      EARNINGS/
                                      OUTSTANDING              PAID-IN      (ACCUMULATED
                                        SHARES       AMOUNT     CAPITAL        DEFICIT)          TOTAL
                                      -----------    ------    ----------    ------------     ------------
Balance, December 31, 1994 .......            100    $    1    $  446,684    $    (68,982)    $    377,703

  Issuance of 13 shares of
    common stock .................             13      --             591            --                591

  Net (loss) .....................           --        --            --          (449,782)        (449,782)
                                      -----------    ------    ----------    ------------     ------------
Balance, December 31, 1995 .......            113         1       447,275        (518,764)         (71,488)

  Effects of intercorporate
    tax allocations (Note 12) ....           --        --         386,700            --            386,700

  Net income .....................           --        --            --         1,606,434        1,606,434
                                      -----------    ------    ----------    ------------     ------------
Balance, December 31, 1996 .......            113         1       833,975       1,087,670        1,921,646

  Effects of intercorporate
    tax allocations (Note 12) ....           --        --       2,053,000            --          2,053,000

  Dividends (Note 10) ............           --        --            --          (216,000)        (216,000)

  Net income .....................           --        --            --         4,108,972        4,108,972
                                      -----------    ------    ----------    ------------     ------------
Balance, December 31, 1997 .......            113         1     2,886,975       4,980,642        7,867,618

UNAUDITED INFORMATION:

  Dividends (Note 10) ............           --        --            --          (216,000)        (216,000)

  Net income for the six
    months ended June 30, 1998 ...           --        --            --         3,034,996        3,034,996
                                      -----------    ------    ----------    ------------     ------------
Balance, June 30, 1998 (Unaudited)            113    $    1    $2,886,975    $  7,799,638     $ 10,686,614
                                      ===========    ======    ==========    ============     ============

See Notes to Consolidated Financial Statements

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                                        -------------------------------------------     ---------------------------
                                                           1995           1996             1997            1997             1998
                                                                                                        (Unaudited)     (Unaudited)
                                                        ---------     ------------     ------------     -----------     -----------
Cash Flows from Operating Activities
  Net income (loss) .................................   $(449,782)    $  1,606,434     $  4,108,972     $ 1,629,142     $ 3,034,996
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization ...................      64,027          202,084          410,769         158,718         328,667
    Inventory reserve ...............................     646,939             --               --              --           270,000
    Loss on disposal of equipment ...................        --              3,521             --              --             6,716
    Deferred income taxes ...........................        --             37,400        1,146,000         514,765            --
    Change in working capital components,
      net of effects of business combinations:
      (Increase) decrease in:
        Trade receivables ...........................    (153,288)      (1,116,618)      (2,045,504)     (3,118,037)     (2,565,164)
        Inventory ...................................     197,003       (4,294,249)     (10,470,184)     (4,158,416)     (4,590,475)
        Prepaid expenses and other ..................     (32,886)           3,827         (163,739)        (23,281)       (111,123)
      Increase (decrease) in:
        Accounts payable, trade .....................     212,043        2,984,852          827,981       1,757,278       1,167,191
        Accrued expenses and other ..................     (19,921)         379,686          473,816         100,266         236,857
        Income taxes payable ........................        --             11,500          671,500         449,440        (604,232)
                                                        ---------     ------------     ------------     -----------     -----------
         NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES .....................     464,135         (181,563)      (5,040,389)     (2,690,125)     (2,826,567)
                                                        ---------     ------------     ------------     -----------     -----------
Cash Flows from Investing Activities
  Payments for purchase of businesses ...............    (236,029)      (6,434,840)      (5,017,475)           --              --
  Purchase of equipment .............................     (24,269)         (59,081)        (472,660)       (282,559)       (392,360)
  Increase in deposits and other assets, net ........     (17,794)         (32,290)        (209,357)       (679,257)         83,268
  Proceeds from sales of property and equipment .....        --             45,000             --              --           171,935
  Proceeds from stockholder receivable ..............        --             10,500             --              --              --
                                                        ---------     ------------     ------------     -----------     -----------
         NET CASH (USED IN) INVESTING ACTIVITIES ....    (278,092)      (6,470,711)      (5,699,492)       (961,816)       (137,157)
                                                        ---------     ------------     ------------     -----------     -----------
Cash Flows from Financing Activities
  Checks outstanding in excess of bank balances .....        --            159,222          421,760         822,113        (580,982)
  Net borrowings on note payable, bank ..............        --          3,725,000        9,587,073       3,332,146       4,280,229
  Principal payments on long-term debt ..............     (25,680)        (571,273)        (990,984)       (424,097)       (556,156)
  Borrowings on long-term debt ......................      (5,892)       3,004,870        1,937,496         152,329         200,000
  Cash dividends paid ...............................        --               --           (216,000)       (216,000)       (216,000)
  Proceeds from issuance of common stock ............         591             --               --              --              --
                                                        ---------     ------------     ------------     -----------     -----------
           NET CASH PROVIDED BY (USED IN) FINANCING
                ACTIVITIES...........................     (30,981)       6,317,819       10,739,345       3,666,491       3,127,091
                                                        ---------     ------------     ------------     -----------     -----------
            NET INCREASE (DECREASE) IN CASH .........     155,062         (334,455)            (536)         14,550         163,367

Cash, beginning .....................................     192,811          347,873           13,418          13,418          12,882
                                                        ---------     ------------     ------------     -----------     -----------
Cash, ending ........................................   $ 347,873     $     13,418     $     12,882     $    27,968     $   176,249
                                                        =========     ============     ============     ===========     ===========

ASI AEROSPACE GROUP, INC. AND SUBSIDIARY

                                                                         YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                                ----------------------------------------    -----------------------
                                                                   1995            1996          1997         1997         1998
                                                                                                           (Unaudited)  (Unaudited)
                                                                -----------     ----------    ----------    ---------    ----------
Supplemental Disclosures of Cash
    Flow Information
    Cash payments for:
       Interest .............................................   $   173,736     $  584,425    $1,303,577    $ 426,128    $  974,114
                                                                ===========     ==========    ==========    =========    ==========
       Income taxes .........................................   $     3,200     $      800    $  433,706    $  14,600    $2,652,000
                                                                ===========     ==========    ==========    =========    ==========
Supplemental Schedule of Noncash Financing Activities
    Capital lease obligations incurred for use of
       equipment.............................................   $    28,211     $  135,692    $  152,329
                                                                ===========     ==========    ==========
    Effects of intercorporate tax allocation ................   $      --       $  386,700    $2,053,000
                                                                ===========     ==========    ==========
    Acquisition of Businesses (Note 9):
       Purchase Price:
          Cash paid .........................................   $   236,029     $6,434,840    $5,017,475
          Debt to sellers ...................................       253,044           --       1,876,678
                                                                -----------     ----------    ----------
                                                                $   489,073     $6,434,840    $6,894,153
                                                                ===========     ==========    ==========
       Assets Acquired:
          Working capital acquired ..........................   $   469,073     $4,585,391    $3,757,249
          Fair value of other assets acquired,
             principally equipment...........................        20,000        424,594       128,835
          Costs in excess of net assets of
             businesses acquired ............................          --        1,424,855     3,098,133
          Long-term liabilities assumed .....................          --             --         (90,064)
                                                                -----------     ----------    ----------
                                                                $   489,073     $6,434,840    $6,894,153
                                                                ===========     ==========    ==========

See Notes to Consolidated Financial Statements.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ASI Aerospace Group, Inc. (an eighty-eight percent owned subsidiary of West Coast Aero Products Holding Company (WCAPHC)) and subsidiary (individually or collectively, the "Company") is a distributor of specialty fasteners, primarily for the aircraft and aerospace industry. The Company grants credit in the form of accounts receivable to its customers which are located primarily throughout the United States and internationally. Sales to international customers during the year ended December 31, 1997 were approximately 5%. All sales are transacted in U.S. dollars.

A summary of the Company's significant accounting policies follows:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Pollard Aviation, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and short-term debt approximate fair value due to the immediate short-term maturity of these financial instruments.

Based on the borrowing rates currently available to the Company for bank loans with similar maturities and similar collateral requirements, the fair value of notes payable and long-term debt approximates the carrying amount.

CASH

The Company maintains its cash accounts primarily in one commercial bank located in California. Accounts at this bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's accounts at this institution, at times, may exceed the federally insured limit. The Company has not experienced any losses in such accounts.

INVENTORY

Inventory is stated at lower of cost (weighted average method) or market and consists entirely of products for resale. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and incurs a charge to operations for known and estimated inventory obsolescence. Inventory quantities in excess of a four-year supply based on projected and historical sales levels have been reduced to their net realizable value. It is reasonably possible that additional adjustments to reduce inventory to market value will be required in the future.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements are recorded at cost. Depreciation on property and equipment is computed utilizing the straight-line method over the estimated useful lives ranging from 5 to 7 years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the term of the leases or the estimated useful lives of the improvements. Amortization of equipment acquired under capital leases is included with depreciation expense on owned assets.

INTANGIBLE ASSETS

The Company's intangible asset "costs in excess of net assets of businesses acquired" is amortized utilizing the straight-line method over 15 years.

Non-competition agreements with former owners of businesses acquired are expensed on a straight-line basis over the lives of the respective agreements. Organization costs are being amortized over 3 years.

IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Company continually evaluates the recovery of its intangible assets by assessing whether the amortization of the balance over its estimated remaining life can be recovered based upon operating income, cash flows and business prospects.

The Company does not believe an impairment of its long-lived assets used in operations or its intangible assets has occurred.

INCOME TAXES

The Company recognizes deferred tax assets for deductible temporary differences and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ADVERTISING AND PROMOTION

Costs associated with advertising and promotion are expensed in the year incurred.

EARNINGS PER SHARE

The Company follows the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. In computing earnings per share for the year ended December 31, 1997 and unaudited earnings per share for the six month periods ended June 30, 1997 and 1998, dividends on preferred stock were deducted from net income in calculating basic earnings per share. The Company has no dilutive potential common shares. Accordingly, the Company's presentation of diluted earnings (loss) per share is the same as that of basic earnings (loss) per share for the years ended December 31, 1995, 1996 and 1997.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

The accompanying balance sheet as of June 30, 1998 and the statements of operations and cash flows for the six month periods ended June 30, 1997 and 1998, respectively, have not been audited. However, these financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, the accompanying interim financial statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. The results for the interim periods are not necessarily indicative of the results which will be reported for the entire year.

NOTE 2. CONCENTRATIONS

The Company performs ongoing credit evaluation of its customers and generally does not require collateral. Provisions are made for estimated uncollectible trade receivables as considered necessary. To date, losses on trade receivables have been minimal in relation to the volume of sales and have been within management's expectations.

Net sales and accounts receivable include sales to and accounts receivable from the following major customers.

                                                  DECEMBER 31,
              ------------------------------------------------------------------------------------
                        1995                         1996                         1997
              -------------------------    -------------------------    --------------------------
                  NET           NET           NET           NET            NET           NET
                 SALES      RECEIVABLES      SALES       RECEIVABLES      SALES       RECEIVABLES
              ----------    -----------    ----------    -----------    -----------   -----------
Customer A    $1,156,297    $    55,593    $5,799,826    $   636,404    $16,260,993   $ 1,996,032
Customer B          --             --       2,638,029        168,307           --            --
              ----------    -----------    ----------    -----------    -----------   -----------
              $1,156,297    $    55,593    $8,437,855    $   804,711    $16,260,993   $ 1,996,032
              ==========    ===========    ==========    ===========    ===========   ===========

                                           JUNE 30, (UNAUDITED)
                        --------------------------------------------------------
                                 1997                           1998
                        -------------------------     --------------------------
                            NET           NET             NET             NET
                           SALES      RECEIVABLES        SALES       RECEIVABLES
                        ----------    -----------     -----------    -----------
Customer A ........     $6,636,950    $ 1,408,298     $11,083,781    $ 2,721,049
                        ==========    ===========     ===========    ===========

The net sales to Customer B did not exceed 10% of net sales for the years ended December 31, 1995 and 1997.

NOTE 3. INVESTMENT IN JITCO, LLC

The Company is a 50% member in JITCO, LLC (JITCO) at December 31, 1997. The Company may be required to make additional capital contributions to JITCO at such time as additional working capital is needed for the operation of the business. Members' contributions are pro rata based on their respective ownership percentages. The Company is accounting for its investment in JITCO by the equity method of accounting and the net investment of approximately $11,500 and $20,000 is included in deposits and other assets as of December 31, 1996 and 1997, respectively.

The following are the approximate reported assets, liabilities, revenues, and expenses of JITCO as of and for the years ended December 31:

                                                  1996                   1997
                                                 --------             ----------
Assets .............................             $334,100             $1,924,000
Liabilities ........................             $216,400             $1,876,000

Revenues ...........................             $ 22,200             $2,045,000
Expenses ...........................             $114,500             $2,258,000

The Company's share in the net loss of JITCO was approximately $18,500 and $106,000 for the years ended December 31, 1996 and 1997, respectively, and is included in other expense in the Company's consolidated statements of operations.

At December 31, 1997, the Company has guaranteed the payment of up to $120,000 of certain notes payable to a bank by JITCO.

NOTE 4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements consist of the following:

                                                       DECEMBER 31,            JUNE 30,
                                                  ------------------------      1998
                                                     1996          1997      (UNAUDITED)
                                                  ----------    ----------    ----------
Office furniture and equipment ...............    $  500,786    $  939,456    $1,153,990
Leasehold improvements .......................        81,875       121,800       242,468
Building .....................................        93,000        93,000          --
                                                  ----------    ----------    ----------
                                                     675,661     1,154,256     1,396,458
Less accumulated depreciation and amortization       160,613       343,806       369,855
                                                  ----------    ----------    ----------
                                                     515,048       810,450     1,026,603
Construction in progress .....................          --         220,302       124,997
Land .........................................        57,000        57,000          --
                                                  ----------    ----------    ----------
                                                  $  572,048    $1,087,752    $1,151,600
                                                  ==========    ==========    ==========

NOTE 5. INTANGIBLE AND OTHER ASSETS

Intangible and other assets consist of the following:

                                                             December 31,
                                                       ------------------------       1998
                                                          1996         1997        (Unaudited)
                                                       ----------    ----------    ----------
Costs in excess of net assets of businesses
    Acquired, less accumulated amortization
    of 1996 $137,426; 1997 $336,325; 1998 $483,493     $1,663,081    $4,579,745    $4,420,087
Organization costs, net of accumulated amortization
    of 1996 $20,926; 1997 $34,882; 1998 $41,860 ...        48,532        34,576        27,598
Covenant not to compete, less accumulated
    Amortization of 1997 $13,333; 1998 $25,833 ....          --         111,667        99,167
Deposits and other assets (Note 3) ................        52,674       173,442        90,504
                                                       ----------    ----------    ----------
                                                       $1,764,287    $4,899,430    $4,637,356
                                                       ==========    ==========    ==========

NOTE 6. NOTE PAYABLE, BANK

The Company has a revolving line of credit agreement with a commercial bank. The agreement allows for advances up to a maximum of $19,000,000, of which approximately $13,300,000 was outstanding and approximately $1,500,000 was available for borrowing at December 31, 1997. Borrowings are limited to 80% of the Company's eligible domestic trade receivables plus 70% of eligible foreign accounts and 50% of eligible inventory up to $9,000,000, as defined by the agreement. The line of credit bears interest at LIBOR (5.69% at December 31, 1997) plus 3%. The Company may elect to fix the rate under this line of credit at the bank's prime rate (8.5% at December 31, 1997) plus an applicable margin ranging from 2.25% to 3% based on the Company's total liabilities to tangible net worth at the time, as defined by the agreement. Advances are collateralized by substantially all of the Company's assets and the line of credit agreement expires in August 1998. As of December 31, 1996, the balance outstanding on this agreement of $3,725,000 was classified as long-term based on an expiration date greater than one year in the future. The Company had an adequate borrowing base to support this balance and did not intend to pay down the balance within a twelve-month period.

In connection with this credit agreement as well as other obligations (Note 7), the Company has agreed, among other things, to maintain certain consolidated financial ratios and consolidated amounts, including:

{   a current ratio of not less than 1.20 to 1.0
{   a minimum tangible net worth, as defined, of $6,500,000 at December 31, 1997
{   a total debt to tangible net worth ratio not to exceed 4.25 to 1.0
{   minimum profitability of $1,000,000
{   a minimum debt service ratio of 1.35 to 1.0
{   annual limit on capital expenditures of $700,000

The agreement also provides for certain covenants including restrictions on new indebtedness or loans other than trade debt or loans incurred in the normal course of business, paying dividends on Company stock other than the 12% cumulative preferred stock dividends, purchasing or retiring any Company stock, or amending or altering the Company's capital structure. The agreement requires the bank's preapproval for any and all business acquisitions.

NOTE 7. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                            ------------------------
                                                              1996          1997
                                                            ----------    ----------
Note payable to a bank, due in monthly Installments
    of $62,500, plus interest at 1.5% above the
    bank's prime rate through November 2002 (a) (c) ....    $2,500,000    $3,687,500

Unsecured subordinated note payable to a related
    party, due on demand, monthly interest only
    Payments at 11.2% ..................................     1,600,000     1,600,000

Unsecured subordinated notes payable to
    Various related parties, due on demand,
    Monthly interest only payments at 12.0% ............       686,697       686,697

Unsecured subordinated note payable to former owner
    of acquired business, due July 2002, annual
    interest only Payments at 10% ......................          --         500,000

Unsecured notes payable to former owners of Acquired
    businesses, due in aggregate monthly Installments
    of $24,371 including Interest at 10% through
    August 2007 ........................................          --       1,298,924

Notepayable to former owner of acquired Business,
    due in monthly payments of $5,027 Including interest
    at 7.0% through May 2000 (b) .......................       185,507       136,451

Other ..................................................       133,952       262,170
                                                            ----------    ----------
                                                             5,106,156     8,171,742
Less current maturities ................................     3,121,741     3,371,509
                                                            ----------    ----------
                                                            $1,984,415    $4,800,233
                                                            ==========    ==========

(a) Subject to the loan agreement covenants on the revolving line of credit (Note 6) and collateralized by substantially all assets of the Company.

(b) These amounts are collateralized by certain inventory and trade receivables.

(c) Interest under this note may be fixed by the Company for terms of not less than 30 days at the then current LIBOR rate plus 3.5%. At December 31, 1997 the Company had elected to fix the rate on the entire outstanding balance at the LIBOR rate option.

Approximate aggregate annual maturities on long-term debt at December 31, 1997 are as follows:

Years Ending December 31,
                                                                      ----------
1998 ................................................                 $3,372,000
1999 ................................................                  1,068,000
2000 ................................................                  1,042,000
2001 ................................................                    996,000
2002 ................................................                  1,366,000
Thereafter ..........................................                    328,000
                                                                      ----------
                                                                      $8,172,000
                                                                      ==========

During the years ended December 31, 1995, 1996 and 1997, the Company incurred approximately $188,000, $263,000 and $310,000, respectively, in interest expense to related parties of which approximately $83,000 and $187,000 are included in accrued expenses and other at December 31, 1996 and 1997, respectively.

During the six-month periods ended June 30, 1997 and 1998, the Company incurred approximately $137,000 and $145,000 in interest expense, respectively, to related parties, of which approximately $42,000 and $73,000 are included in accrued expenses and other at June 30, 1997 and 1998, respectively.

NOTE 8. LEASE COMMITMENTS

OPERATING LEASES

The Company leases its office and warehouse facilities under noncancelable operating lease agreements expiring through July 2002. The leases provide for aggregate monthly payments of approximately $41,000. The Company also leases certain equipment under noncancelable operating lease agreements expiring through August 2000. The equipment leases provide for aggregate monthly payments of approximately $3,200. Total rental expense included in the consolidated statements of operations for the years ended December 31, 1995, 1996 and 1997 was approximately $108,000, $212,000 and $396,000, respectively.

Rent expense for the six months ended June 30, 1997 and 1998 totaled $147,000 and $113,000, respectively.

At December 31, 1997, the approximate aggregate future annual minimum lease commitments due under noncancelable operating leases are as follows:

Years Ending December 31,
-------------------------
1998 ........................................................         $  406,000
1999 ........................................................            373,000
2000 ........................................................            313,000
2001 ........................................................            306,000
2002 ........................................................            116,000
                                                                      ----------
                TOTAL MINIMUM LEASE PAYMENTS ................         $1,514,000
                                                                      ==========

NOTE 9. BUSINESS ACQUISITIONS

In July 1997 the Company acquired the net assets of Adams Supply Company (Adams), a distributor of specialty fasteners, located in Torrance, California. The purchase price of approximately $5,920,000 consisted of cash of approximately $4,567,000 and notes payable to the sellers of $1,352,000.

In June 1997 the Company acquired the net assets of Paschall International (Paschall), a distributor of commercial airline internal components, located in Pasadena, California. The purchase price of approximately $974,000 consisted of cash of approximately $450,000 and a note payable to the former owner of $525,000.

In March 1996 the Company acquired the net assets of Barco Aviation, Inc., (Barco) a distributor of specialty fasteners to the aerospace industry located in Santa Monica, California. The purchase price of $6,434,840 was paid in cash.

In June 1995 the Company acquired the net assets of Pollard, a distributor of specialty fasteners, located in Dallas, Texas. The purchase price consisted of $236,029 in cash and a promissory note payable to the former owner of $253,044.

Each of these acquisitions were accounted for as purchase business combinations with the operations of the acquired business included in the Company's consolidated financial statements subsequent to the acquisition date. Barco, Paschall and Adams are operating as divisions of the Company.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the acquired divisions as if the acquisitions had occurred January 1, 1996.

                                                    1996                1997
                                                 -----------         -----------
Net sales ..............................         $39,949,000         $61,931,000
Net income .............................           2,283,000           6,690,000
Earnings per common share ..............              20,204              57,292

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets, and an increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on January 1, 1996, or of the results of operations of the consolidated entities.

NOTE 10. REDEEMABLE PREFERRED STOCK

The Company has 1,800 shares of mandatory redeemable preferred stock authorized, issued and outstanding which is redeemable by the holder on April 1, 2001 at $1,000 per share.

During the year ended December 31, 1995, the Company, with the approval of the preferred stockholders, amended the articles of incorporation to waive the preferred stock 12% accrued dividends and any future dividends on preferred stock until May 1, 1996. Payments on the dividends resumed in May 1997 and will continue annually thereafter. The majority of WCAPHC's common stockholders are also preferred stockholders. The Company declared and paid dividends of $216,000 ($120 per share) to stockholders of record during the year ended December 31, 1997.

NOTE 11. BENEFIT PLAN

The Company has a 401(k) plan for those employees who meet the eligibility requirements set forth in the Plan. The Company is required to match a minimum of 50% of the employees' elective deferral contributions up to 10% of compensation. The Company contributed $57,906 and $117,341 to the Plan for the years ended December 31, 1996 and 1997, respectively. During the six month periods ended June 30, 1997 and 1998, the Company contributed $49,669 and $79,875 to the Plan.

NOTE 12. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. Significant components of the Company's net deferred tax assets at December 31, 1995, 1996 and 1997 are as follows:

                                        1995            1996            1997
                                      ---------     -----------     -----------
Deferred tax assets:
    Inventory ......................  $ 552,300     $   670,500     $ 1,038,300
    Accounts receivable ............      2,100          31,000          21,600
    Accrued expenses and other .....     61,800          31,200          62,400
    State income taxes .............        500                         210,400
    Net operating loss carryforwards    329,000          24,900
                                      ---------     -----------     -----------
                                        945,700         757,600       1,332,700
    Less valuation allowance .......   (944,700)       (334,900)
                                      ---------     -----------     -----------
                                          1,000         422,700       1,332,700
                                      ---------     -----------     -----------
Deferred tax liabilities, other ....     (1,000)        (73,400)        (76,700)
                                      ---------     -----------     -----------
          Net deferred tax assets ..  $    --       $   349,300     $ 1,256,000
                                      =========     ===========     ===========

The provision for income taxes consists of the following for the years ended December 31, 1995, 1996 and 1997:

                                                       1995           1996            1997
                                                      -------    -----------     -----------
Current:
    Federal income tax ...........................    $  --      $   386,700     $ 2,469,000
    State income tax .............................      1,600         12,300         618,700

Deferred:
    Federal deferred tax (benefit) ...............       --         (174,600)       (674,700)
    State deferred tax (benefit) .................       --          129,400        (207,100)
    Benefit of utilization of net operating losses       --         (304,100)        (24,900)
                                                      -------    -----------     -----------
                                                      $ 1,600    $    49,700     $ 2,181,000
                                                      =======    ===========     ===========

The provisions for income taxes for the six-month periods ended June 30, 1997 and 1998 were calculated using the Company's effective tax rate expected to be applicable for the full year.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. Based upon the Company's current level of profitability, management is reasonably certain the Company will generate taxable income in future years sufficient to realize the full benefit of its deferred taxes. Accordingly, no valuation allowance was recorded as of December 31, 1997. In the event the Company does not generate sufficient future taxable income, the amount of deferred tax assets will be reduced.

The Company is a member of a group that files consolidated federal and unitary state tax returns. Accordingly, income taxes payable to the tax authorities is recognized on the financial statements of the parent company who is the taxpayer for income tax purposes. The members of the consolidated group generally record a benefit (expense) for any member of the group for the income tax reductions (additions) resulting from the members' inclusion in the consolidated return. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns. The parent company, WCAPHC, and affiliate have unequivocally and irrevocably foregone their rights to receive payments from the Company for such benefits. Accordingly, the results of these intercorporate tax allocations is reported on the accompanying consolidated statements of stockholders' equity as a credit to additional paid-in capital for the years ended December 31, 1996 and 1997.

A reconciliation of the effective tax rates with the federal statutory rate is as folows:

                                                                      DECEMBER 31,
                                                        -----------------------------------------
                                                           1995          1996            1997
                                                        ---------     -----------     -----------
Income tax at 34% statutory rate ...................    $(152,900)    $   563,100     $ 2,138,600
Nondeductible expenses .............................        3,800          19,800          30,600
State income taxes, net of federal tax benefit .....      (25,400)        103,300         354,300
Effect of operating loss with no current
    year tax benefit ...............................      171,000            --              --
Change in valuation allowance,
    Including effect of net operating loss carryover         --          (609,800)       (334,900)
Other ..............................................        5,100         (26,700)         (7,600)
                                                        ---------     -----------     -----------
                                                        $   1,600     $    49,700     $ 2,181,000
                                                        =========     ===========     ===========

NOTE 13.    SUBSEQUENT EVENT

On August 14, 1998, Pentacon, Inc. (Pentacon) and the stockholders of the Company signed a definitive agreement for the acquisition of all of the outstanding shares of the Company. All rights and obligations of the parties are subject to obtaining all required corporate and regulatory approvals.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    PENTACON, INC.

                                    By:   /s/ BRIAN FONTANA
                                          -----------------
                                             Brian Fontana
                                             Senior Vice President and Chief
                                             Financial Officer

Dated:  November 17, 1998